Responses to N-SAR for 12/31 Funds for the period ending June 30, 2018

First Investors Tax Exempt Funds

Exhibit 77D

Policies with respect to security investments

During the period covered by this report the First Investors Tax Exempt Income Fund and First Investors Tax Exempt Opportunities Fund each added investments in high yield municipal bonds as part of their principal investment strategies. The portion of each fund that is invested in high yield municipal bonds is managed by Green Square Asset Management, LLC. This change was disclosed in a supplement dated January 31, 2018 to the Tax Exempt Funds registration statement filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 497 on January 30, 2018 (Accession No. 0000898432-18-000119), and is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR.

During the period covered by this report the First Investors Tax Exempt Income Fund disclosed that the typical maturities of the securities the Fund purchases will be eight years or more, though the Fund may invest in securities of any maturity. This change was disclosed in the registration statement for the First Investors Tax Exempt Funds dated May 1, 2018 filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 485(b) on April 27. 2018 (Accession No. 0000898432-18-000488), and
is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR.